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EXHIBIT 5

[LETTERHEAD OF DILWORTH PAXSON LLP]

DIRECT DIAL NUMBER:
(215) 575-7000

May 2, 2005

Board of Directors
Isolagen, Inc.
102 Pickering Way
Exton, PA 19341

    Re:
    Registration Statement on Form S-3 (the "Registration Statement")

Ladies and Gentlemen:

        As counsel for Isolagen, Inc., a Delaware corporation (the "Company"), we have been asked to render an opinion with respect to certain matters relating to the registration, under the Securities Act of 1933, as amended (the "Act"), of (i) $90,000,000 aggregate principal amount of the Company's 3.5% Convertible Subordinated Notes Due 2024 (the "Notes") issued pursuant to an indenture, filed as an exhibit in the Registration Statement between The Bank of New York Trust Company, N.A., as trustee, and the Company (the "Indenture"); and (ii) 9,828,010 shares of the Company's common stock, par value $0.001 per share, initially issuable upon conversion of the Notes (the "Underlying Common Stock"), to be sold by certain securityholders listed in the Registration Statement (the "Selling Securityholders").

        In rendering this opinion, we have examined: (i) the Certificate of Incorporation and By-laws of the Company, each as presently in effect; (ii) resolutions of the Company's Board of Directors authorizing the issuance of the Notes and, upon conversion of the Notes, the Underlying Common Stock, (iii) the Registration Statement; and (iv) such certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

        We are of the opinion that the Notes have been duly authorized and that when the Notes, in the form included in the Indenture, have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold and delivered as described in the Registration Statement and its related prospectus, the Notes will be valid and binding obligations of the Company entitled to the benefits of the Indenture. We are of the further opinion that the Underlying Common Stock has been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

        We have made such investigation of the General Corporation Law of the State of Delaware as we have considered appropriate for the purpose of rendering the opinion expressed above. We are qualified to practice law in the Commonwealth of Pennsylvania; this opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware (including current judicial interpretations thereof).

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this Firm in the Registration Statement.

Very truly yours,
/s/ DILWORTH PAXSON LLP

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  EXHIBIT 5